                                                                    EXHIBIT 11.1

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                    ----------------------------------------



                                                          FIRST QUARTER ENDED
                                                          -------------------
                                                          NOV. 2,    NOV. 3,
                                                            1997       1996
                                                          --------   --------

Net income applicable to primary
  earnings per common share                                $14,867    $ 6,787
                                                           =======    =======

Common stock and common stock equivalents:

    Average shares of common stock
      outstanding during the period                         25,469     22,500

    Net effect of common stock equivalents
      (principally stock options and warrants)               1,399        934
                                                           -------    -------

Total common stock and common stock equivalents             26,868     23,434
                                                           =======    =======

Primary net income per average share of common stock       $  0.55    $  0.29
                                                           =======    =======






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